Exhibit 3(a)









                            ARTICLES OF RESTATEMENT
                                       OF
                             YADKIN VALLEY COMPANY


                  The undersigned corporation hereby submits these Articles of Restatement for the purpose of integrating into one document its original Articles of Incorporation and all amendments thereto.
         1.       The name of the corporation is Yadkin Valley Company.
         2. Attached hereto as Exhibit A are the Restated Articles of Incorporation.
         3. The Restated Articles of Incorporation do not contain any amendments to the Articles of Incorporation requiring shareholder approval, and the Restated Articles of Incorporation were adopted by the Board of Directors.
                  This the 22nd day of April, 1998.

                                                     YADKIN VALLEY COMPANY


                                                   By: /s/ David S. Perry
                                                       ------------------
                                                       David S. Perry, President








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                                                                       EXHIBIT A



                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                             YADKIN VALLEY COMPANY



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         1. The name of the corporation is YADKIN VALLEY COMPANY.
         2. The period of duration of the corporation shall be perpetual.
         3. The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina.
         4. The aggregate number of shares which the corporation shall have authority to issue is 500,000 shares having a par value of $1.00 per share.
         5. The address of the current registered office of the corporation is 239 Fayetteville Street Mall, Raleigh, Wake County, North Carolina 27602 and the name of the current registered agent at such address is David S. Perry.
         6. The number of directors of the corporation may be fixed by the Bylaws.
         7. No director of the corporation shall be personally liable to the corporation or any of its stockholders or otherwise for monetary damages for breach of duty as a director, except with respect to (i) acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the corporation, (ii) any liability under G.S. 55-32, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date on which this provision became effective. As used herein, the term "improper personal benefit" does not include a director's compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the corporation. If the North Carolina General Statutes are amended after approval by the stockholders of this Paragraph to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the North Carolina General Statutes, as so amended. No amendment or repeal of the provisions of this Paragraph shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any act or failure to act on the part of such director occurring prior to such amendment or repeal. The provisions of this Paragraph shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability which has not been eliminated by the provisions of this Paragraph.




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